Exhibit 5.1

February 2, 2015

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, California 92614

Attn: Chief Executive Officer

Re:	Registration Statement on Form S-8 Filed by Pro-Dex, Inc.

Dear Ladies and Gentlemen:

At your request, we have examined the form of registration statement on Form S-8 (the “Registration Statement”) to be filed by Pro-Dex, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 704,715 shares of common stock, no par value per share, of the Company (the “Shares”), that may be issued or delivered and sold pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “Plan”). The Shares will be offered and sold pursuant to the Company’s Registration Statement to be filed with the Commission. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares as expressly set forth in, and subject to the assumptions and limitations of, this letter.

We have examined those matters of fact and questions of law we consider appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Shares will be evidenced by appropriate certificates that have been properly executed and delivered. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified these factual matters.

This opinion is limited to the Colorado Business Corporation Act (“CBCA”), including the statutory provisions of the CBCA, all applicable provisions of the Constitution of the State of Colorado and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan, the Registration Statement, the terms of the Company’s articles of incorporation and bylaws, and applicable law, and delivery and payment therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully Submitted,

/s/ RUTAN & TUCKER, LLP

RUTAN & TUCKER, LLP